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                                                                    EXHIBIT 10.9

[LCC LOGO]

LCC INTERNATIONAL, INC.
7925 Jones Branch Drive
McLean, Virginia 22102
(703) 873-2000
Fax (703) 873-2100



February 22, 1999

Ms. Terri Feely
c/o Stratford Group
One Concourse West
1595 Springhill Road
Suite 220
Vienna, VA  22182

Dear Terri:

I am pleased to offer you the position of V.P. - Human Resources of LLC International, Inc. (the "Company") reporting on a direct-line basis to me as Senior Vice President - Chief Operating Officer.

As Vice President - Human Resources, you will be responsible for directing all aspects of the Human Resource function for the Company, including compensation, benefits, recruiting, training and performance management. As a member of the Company's Senior Management team you will also be responsible for helping ensure that appropriate policies and procedures are established and communicated, and related issues resolved on a timely basis. You may also be assigned to perform other duties and responsibilities consistent with your position as VP - Human Resources. If you do accept this offer, I would like you to begin work on or about March 15, 1999.

We are offering you a base salary of $110,000 per year, payable semi-monthly and subject to normal deductions and withholdings. You will also be eligible to receive an annual end-of-year bonus. Your bonus will be up to twenty-five percent of your base salary and will be based on individual, team and corporate performance. Bonuses are payable at the end of January of the subsequent calendar year and are not guaranteed. Your bonus for calendar year 1999 will be prorated from your start date. In addition, you will be eligible to receive options to purchase 10,000 shares of the Company's Series A Common Stock at a per share market price equal to the fair market value of the option shares on the date of the grant. This award will not be granted until approved by the Compensation and Option Committee of the Company's Board of Directors. Your options will vest in increments of one-third on the first, second and third anniversary of the date of the grant. You will also be entitled to a $5,000 signing bonus payable with your initial paycheck.

You will also be eligible for the standard health, dental, vision care, short and long-term disability, life insurance and 401(k) benefits provided to the Company's employees. You will be

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[LCC LOGO]

February 22, 1999
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entitled to four weeks vacation annually earned pro rata throughout the year based upon your start date.

Your performance and compensation package will be reviewed periodically. Our current process involves a performance review at mid-year and at the end of each year. You will initially be eligible for a salary adjustment mid-year 2000. Your employment by the Company will be an "at will" basis and not for a specific term or duration. Your employment will be subject to (i) your execution and delivery, prior to your start date, of the Company's standard form Employee Agreement on Ideas, Inventions and Confidential Information and (ii) completion of a reference check concerning your experience and qualifications proving results satisfactory to the Company.

If the Company is acquired you will be entitled to receive severance payments from the Company under the following terms: (i) if requested, you must stay 3 months beyond the closing date for the acquisition to ensure proper transition to a new company; (ii) the term of severance will be 6 months, and will include extension of benefits for this period; (iii) after the 90-day transition period, you may elect to trigger the severance package at your sole discretion, upon written notice any time in the 30 days following the 90-day transition period.

Again, I am pleased to offer you this position and look forward to a mutually productive relationship. If you wish to accept this offer of employment, please sign this letter in the space provided below and return one fully executed copy to me at your earliest possible convenience. If you have any questions, please feel free to call me.

Sincerely,


/s/ DONALD R. ROSE
Donald R. Rose
Senior Vice President - Chief Operating Officer


AGREED AND ACCEPTED

/s/ TERRI FEELY
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Terri Feely